Exhibit 16.1

CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
United States
Commissioners:
We have read the statements made under the caption “Change in Independent Registered Public Accounting Firm” in the Registration Statement on Form S-4 of Galaxy Digital Inc. dated August 11, 2023, which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 304(a)(1) of Regulation S-K. We agree with the statements concerning our Firm contained therein. We also hereby consent to the filing of this letter as an exhibit to the Registration Statement.
/s/ DAVIDSON & COMPANY LLP

Vancouver, Canada	Chartered Professional Accountants

August 11, 2023